Exhibit 99.1

NEWS RELEASE
Astronics Corporation × 130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Fourth Quarter
and Year-end 2009 Results
•	Annual revenue of $191.2 million included $51.2 million from DME acquisition

•	Backlog was $85.4 million at year end

•	2009 Cash flow from operations over $31 million

•	Projected 2010 revenue between $170 and $190 million
EAST AURORA, NY, February 9, 2010 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the fourth quarter and full year 2009. Results for the 2009 fourth quarter and year include DME Corporation, which was acquired by Astronics on January 30, 2009.
Sales in the fourth quarter of 2009 were $45.6 million, up $1.2 million from the prior year period. Astronics’ organic business, excluding the acquired business, had sales of $32.7 million in the 2009 fourth quarter, down 26.3%, or $11.7 million, from the 2008 fourth quarter. Sales related to the acquisition in the 2009 fourth quarter were $12.9 million.
Full year 2009 revenue of $191.2 million was a record for Astronics and up 10% from $173.7 million in 2008. The January 30, 2009 acquisition of DME added $51.2 million to organic sales of $140.0 million in 2009.
The Company reported a net loss in the fourth quarter of 2009 of $9.7 million, or $0.90 per diluted share, compared with a net loss of $1.8 million, or $0.17 per diluted share, in the same period of last year. In the 2009 fourth quarter, Astronics recorded a non-cash pre-tax charge of $19.4 million, or $1.15 per diluted share after tax, for impairment of goodwill and other intangible assets related to its Test Systems business. In the fourth quarter of 2008, the Company recorded a non-cash pre-tax charge of $10.0 million, or $0.61 per diluted share after tax, to write down assets related to the bankruptcy of a customer, Eclipse Aviation Corporation. For 2009, net loss was $3.8 million, or $0.35 per diluted share, compared with net income in 2008 of $8.4 million, or $0.79 per diluted share.
Peter J. Gundermann, President and Chief Executive Officer of Astronics, commented, “The effects of the economic downturn and the low bookings rate for our test systems segment resulted in 2009 revenue below our initial expectations at the beginning of the year. However, we have adjusted our cost structure and will continue to make adjustments that we feel are appropriate given our sales level and our opportunity pipeline. On the positive side, we have seen an increase in our quoting activity compared with earlier in 2009 and believe we can convert many of these opportunities to new orders.”

Fourth Quarter Operating Results
(in millions)

	Three Months Ended		Increase/(Decrease)
	Dec. 31,	Dec. 31,
	2009	2008	$	Percent
Gross profit	$9.9	$1.9	$8.0	421.1%
Gross margin	21.7%	4.4%
SG&A	$5.4	$4.9	$0.5	10.2%
SG&A percent to sales	11.9%	11.0%
Loss from operations	$(14.9)	$(2.9)	$(12.0)	(414.8)%
Operating margin	(32.7)%	(6.6)%
The increase in gross profit and gross margin percentage in the fourth quarter of 2009 compared with last year’s fourth quarter reflects charges recorded in last years’ fourth quarter for the write down of inventory and equipment related to the bankrupt Eclipse Aviation Corporation of $9.0 million. Gross margin improved over the trailing third quarter of 2009 when it was 20.8%. The margin improvement over the trailing third quarter reflects reductions in estimated costs to complete several test systems long-term contracts that are nearing completion as well as the Company’s cost reduction efforts. The reduction of the estimated cost to complete those contracts contributed approximately $2.3 million to revenue and gross profit for the fourth quarter of 2009. Test Systems segment revenue is recognized from long-term, fixed-price contracts using the percentage of completion method of accounting.
Engineering and development (E&D) costs were $6.4 million and $6.3 million in the fourth quarter of 2009 and 2008, respectively. The increase of E&D costs was related to the acquisition which added $1.4 million to E&D in the fourth quarter of 2009, partially offset by decreased organic spending.
The increase in selling, general and administrative (SG&A) expense in the fourth quarter of 2009 compared with last year’s fourth quarter was primarily due to SG&A costs of the acquired business. SG&A expense was down $0.8 million, or 12.9%, from the trailing third quarter of 2009 when it was 12.8% of sales primarily as result of lower amortization expense. SG&A for the 2009 fourth quarter and the trailing third quarter included approximately $1.9 million and $2.3 million, respectively, of DME SG&A, including $0.2 million and $0.8 million of amortization, respectively, of intangible assets related to the acquisition.
Fourth Quarter Review: Aerospace Segment (refer to sales by market and segment data in accompanying tables)
Aerospace segment sales in the 2009 fourth quarter of $36.6 million were down 18% compared with sales of $44.4 million in the 2008 fourth quarter. Declines in the commercial transport, military and business jet markets were offset slightly by the addition of DME’s aerospace sales which were $3.9 million, including $2.1 million to the FAA/Airport market. Organic aerospace sales declined by $11.7 million, or 26%, to $32.7 million compared with last year’s fourth quarter.
Sales to the commercial transport market of $22.8 million declined when compared with the 2008 fourth quarter sales of $26.8 million. Continued soft demand for worldwide air travel has caused airlines to defer cabin upgrades on existing aircraft and customers have been working through inventory. This has adversely affected sales of Astronics’ EmPower® in-seat power product line, which is used to enhance passengers’ flying experience by powering their personal electronic devices and lap-top computers as well as aircraft in-flight entertainment systems.
Sales to the military market of $7.0 million decreased $3.3 million, or 32%, compared with the prior year quarter, primarily due to the winding down of the current Tactical Tomahawk cruise missile program.

Business jet market sales of $4.8 million in the 2009 fourth quarter were down 34% below sales in 2008’s fourth quarter as new aircraft production rates have declined measurably.
Sales to the FAA/airport market, a new market added in 2009 as part of the acquisition, were $2.1 million in the fourth quarter of 2009.
Aerospace operating profit was $4.5 million, or 12.3% of sales, for the fourth quarter of 2009 which is improved when compared with the fourth quarter of 2008, when the Company recorded a $10.0 million charge to write off accounts receivable, inventory and equipment related to Eclipse.
Fourth Quarter Review: Test Systems Segment (refer to sales by market and segment data in accompanying tables)
Sales were $9.0 million, down 6.9% below sales of $9.6 million in the trailing third quarter of 2009 reflecting a slowdown in new orders. The operating loss for the fourth quarter of 2009 was $18.6 million due to the $19.4 million charge for the impairment of goodwill and other intangible assets. Excluding the charge, operating profit would have been $0.8 million, or 8.9% of sales. The fourth quarter included reductions in estimated costs to complete several test systems long-term contracts that are nearing completion. The reduction of the estimated cost to complete those contracts contributed approximately $2.3 million to revenue and gross profit for the fourth quarter of 2009.
2009 Review
2009 Operating Results
(in millions)

			Increase/(Decrease)
	Dec. 31,	Dec. 31,
	2009	2008	$	%
Gross profit	$37.3	$30.5	$6.8	22.3%
Gross margin	19.5%	17.5%
SG&A	$24.1	$17.4	$6.7	38.5%
SG&A percent to sales	12.6%	10.0%
(Loss) income from operations	$(6.2)	$13.1	$(19.3)	(147.3)%
Operating margin	(3.3)%	7.5%
Gross margin was 200 basis points above last year’s gross margin due primarily to the write-down of Eclipse-related inventory and equipment in the 2008 fourth quarter. Excluding the charge, 2009 gross margin was below gross margin in 2008 due to lower margins in the acquired business combined with the deleveraging effect of lower sales volume for the organic business. Included in the cost of goods sold was $25.7 million in E&D expenditures of which $5.1 million were associated with the acquisition. E&D costs for 2008 were $22.9 million. Astronics plans for E&D expenses to be approximately $20 million to $25 million in 2010.
The increase in SG&A expense compared with 2008 was due primarily to the addition of $7.7 million in SG&A costs associated with the acquired business which offset cost reduction initiatives. The 2009 loss from operations was the result of the pre-tax charge of $19.4 million for impairment of goodwill and other intangible assets related to Astronics’ Test Systems business.
The fourth quarter and 2009 effective tax benefit rates of 40.1% and 50.9%, respectively, reflect the impact of the Company’s pre-tax loss and recognition of research and development tax credits of $0.9 million.

Balance Sheet
The cash balance at December 31, 2009 was $14.9 million compared with $3.0 million at December 31, 2008 and $17.5 million at the end of the trailing third quarter. Astronics used $15.0 million, including $8.4 million in the fourth quarter, to pay down long-term debt in 2009. The Company had availability from its revolving credit facility of approximately $15.5 million at December 31, 2009.
Cash generated from operations was $6.0 million during the fourth quarter compared with $7.9 million generated in last year’s fourth quarter. For the year, Astronics generated $31.1 million in cash from operations compared with $11.5 million in the 2008. The significant improvement in cash generated from operations during 2009 was attributed to reduced investment in working capital components and improved operating income when non-cash items are excluded.
Capital expenditures in the fourth quarter of 2009 were $0.5 million compared with $1.1 million in the fourth quarter of 2008. For the year, capital expenditures were $2.5 million and $4.3 million in 2009 and 2008, respectively. Astronics expects capital spending in 2010 to be approximately $2.5 million to $3.5 million.
Outlook
(in millions)

	Fourth Qtr.		Inc		Full Year		Inc
	2009	2008	(Dec)%		2009	2008	(Dec)%
Bookings:
Aerospace	$29.3	$41.3	$(12.0)	(29.1)%	$132.0	$170.4	$(38.4)	(22.5)%
Test Systems	0.7	—	0.7	N/A	13.6	—	13.6	N/A

Total Bookings	$30.0	$41.3	$(11.3)	(27.4)%	$145.6	$170.4	$(24.8)	(14.6)%

Total orders in the fourth quarter of 2009 were significantly below both the level of the 2008 fourth quarter of $41.3 million and trailing 2009 third quarter orders of $44.1 million due to declines in both segments. Fluctuations in Astronics order levels can vary measurably from quarter-to-quarter based on the timing and magnitude of customer projects. In general, despite fluctuations, order levels have trended down in both segments.
(in millions)

	12/31/09	12/31/08	Inc/ (Dec)%
Backlog:
Aerospace	$75.6	$89.0	$(13.4)	(15.1)%
Test Systems	9.8	—	9.8	N/A

Total Backlog	$85.4	$89.0	$(3.6)	(4.0)%

Backlog at December 31, 2009 was below backlog at the end of 2008 and down from backlog of $101.0 million at the end of the trailing third quarter. Approximately $68 million of total backlog is expected to ship in the next 12 months.
Mr. Gundermann stated, “We generated significant cash by managing working capital which enabled us to pay down a portion of the debt associated with the acquisition and allowed us to continue to invest in engineering and development to be ready for the eventual recovery in our markets. However, in many cases the revenue resulting from these activities may not be recognized until 2011 and beyond as programs enter production. We continue to believe 2010 revenue could be similar to, or slightly down from, 2009 revenue. Because the Test Systems orders are large and less frequent than aerospace they are also more difficult to predict. Because of this we are providing an expected range of revenue for 2010 of $170 million to $190 million. We expect the year to start off slow and accelerate in the latter half.”
Astronics anticipates that approximately $145 million to $155 million of projected 2010 revenue will be from the Aerospace segment, while approximately $25 million to $35 million will be from the Test Systems segment.
“Looking beyond 2010, we are encouraged in our aerospace markets by the next generation of commercial transports, such as the Boeing 787 and Airbus A380, which will have greater Astronics’ content than the aircraft they are replacing. We are also expanding Astronics’ content value on future platforms in both the business jet and military markets with the Lear 85, Cessna CJ4, the V-22 and the F-35.”
Fourth Quarter 2009 Webcast and Conference Call
The Company will host a teleconference at 11:00 a.m. ET today. During the teleconference,
Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 343030 approximately 5 — 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted, once available.

•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 343030. The telephonic replay will be available from 2:00 p.m. ET today through 11:59 p.m. ET, Thursday, February 16, 2010.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.
ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Sales	$45,576	$44,381	$191,201	$173,722
Cost of products sold	35,677	42,438	153,928	143,249

Gross profit	9,899	1,943	37,273	30,473
Gross margin	21.7%	4.4%	19.5%	17.5%

Impairment loss	19,381	—	19,381	—
Selling, general and administrative	5,403	4,867	24,114	17,419

(Loss) income from operations	(14,885)	(2,924)	(6,222)	13,054
Operating margin	(32.7)%	(6.6)%	(3.3)%	7.5%

Interest expense, net	1,226	140	2,533	694
Other (income) expense*	11	(3)	(1,009)	70

(Loss) income before tax	(16,122)	(3,061)	(7,746)	12,290
Income tax (benefit) expense	(6,467)	(1,280)	(3,944)	3,929

Net (Loss) Income	$(9,655)	$(1,781)	$(3,802)	$8,361

Basic (loss) earnings per share:	$(0.90)	$(0.17)	$(0.35)	$0.82
Diluted (loss) earnings per share:	$(0.90)	$(0.17)	$(0.35)	$0.79

Weighted average diluted shares outstanding	10,775	10,556	10,733	10,650

Capital Expenditures	$488	$1,137	$2,466	$4,325
Depreciation and Amortization	$1,693	$1,153	$7,342	$4,142

*	Includes contingent earnout liability fair value adjustment of $1.0 million year-to-date 2009.

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, $ in thousands)

	12/31/2009	12/31/2008
ASSETS:
Cash and cash equivalents	$14,949	$3,038
Accounts receivable	30,560	22,053
Inventories	31,909	35,586
Other current assets	5,075	6,078
Property, plant and equipment, net	31,243	29,075
Other long-term assets	3,763	3,254
Deferred income taxes	8,131	1,155
Intangible assets	5,591	1,853
Goodwill	7,493	2,582

Total Assets	$138,714	$104,674

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$6,238	$920
Accounts payable and accrued expenses	23,398	22,475
Long-term debt	38,538	13,526
Other liabilities	10,427	9,498
Shareholders’ equity	60,113	58,255

Total Liabilities and Shareholders’ Equity	$138,714	$104,674

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Sales
Aerospace	$36,613	$44,381	$155,605	$173,722
Test Systems	8,963	—	35,596	—

Sales	$45,576	$44,381	$191,201	$173,722

Operating Profit and Margins
Aerospace	$4,496	$(1,958)	$16,274	$16,253
Margin	12.3%	(4.4)%	10.5%	9.4%
Test Systems	(18,649)	—	(18,219)	—
Margin	(208.1)%	—	(51.2)%	—
Corporate Expenses and Other	(732)	(966)	(4,277)	(3,199)

Total Operating Profit	$(14,885)	$(2,924)	$(6,222)	$13,054
Operating Margin	(32.7)%	(6.6)%	(3.3)%	7.5%

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Twelve Months Ended			2009
			%			%	YTD
	12/31/2009	12/31/2008	change	12/31/2009	12/31/2008	change	%

Aerospace Segment
Commercial Transport	$22,784	$26,793	-15%	$89,407	$105,222	-15%	47%
Military	6,995	10,321	-32%	36,539	34,546	6%	19%
Business Jet	4,767	7,267	-34%	21,630	33,954	-36%	11%
FAA/Airport	2,067	—		8,029	—		4%

Aerospace Total	36,613	44,381	-18%	155,605	173,722	-10%	81%

Test Systems Segment
Military	8,963	—		35,596	—		19%

Test Systems Total	8,963	—		35,596	—		19%

Total	$45,576	$44,381	3%	$191,201	$173,722	10%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
(Unaudited, $ in thousands)

	Three Months Ended			Twelve months Ended			2009
			%			%	YTD
	12/31/2009	12/31/2008	change	12/31/2009	12/31/2008	change	%

Aerospace Segment
Aircraft Lighting	$14,917	$17,158	-13%	$64,347	$65,587	-2%	34%
Cabin Electronics	15,825	21,541	-27%	64,309	84,959	-24%	33%
Airframe Power	3,804	5,682	-33%	18,920	23,176	-18%	10%
Airfield Lighting	2,067	—		8,029	—		4%

Aerospace Total	36,613	44,381	-18%	155,605	173,722	-10%	81%

Test Systems Segment	8,963	—		35,596	—		19%

Total	$45,576	$44,381	3%	$191,201	$173,722	10%	100%

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q2 2008	Q3 2008	Q4 2008	Q1 2009*	Q2 2009	Q3 2009	Q4 2009
	6/28/2008	9/27/2008	12/31/2008	4/4/2009	7/4/2009	10/3/2009	12/31/2009

Sales
Aerospace	$47,889	$40,363	$44,381	$41,818	$38,216	$38,958	$36,613
Test Systems	—	—	—	8,197	8,808	9,628	8,963

Total Sales	$47,889	$40,363	$44,381	$50,015	$47,024	$48,586	$45,576

Bookings
Aerospace	$52,386	$30,798	$41,348	$28,016	$34,605	$40,135	$29,270
Test Systems	—	—	—	2,798	6,168	3,932	743

Total Bookings	$52,386	$30,798	$41,348	$30,814	$40,773	$44,067	$30,013

Backlog
Aerospace	$101,646	$92,081	$89,048	$85,418	$81,807	$82,983	$75,639
Test Systems	—	—	—	26,311	23,671	17,974	9,755

Total Backlog	$101,646	$92,081	$89,048	$111,729	$105,478	$100,957	$85,394

Book: Bill
Aerospace	1.09	0.76	0.93	0.67	0.91	1.03	0.80
Test Systems	—	—	—	0.34	0.70	0.41	0.08

Combined Book: Bill	1.09	0.76	0.93	0.62	0.87	0.91	0.66

*	On January 30, 2009, Astronics acquired DME Corporation, including backlog of $10,172 for Aerospace and $31,710 for Test Systems.